Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES FIRST QUARTER

FISCAL 2009 RESULTS

•	Total revenues 17% higher year-over-year
•	Profitable quarter includes $2 million of shares repurchased
•	Realignment of operating segments highlights strength of software

ACTON, Mass. (May 29, 2008) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2009 first quarter ended April 30, 2008. Total revenues for the quarter were $45.3 million which was $6.5 million or 17% higher than total revenues of $38.8 million for the first quarter of fiscal 2008. Net income for the first quarter was $0.3 million, or $0.01 per share, compared with a net loss of $4.6 million or, $0.16 per share, for the same period last year.

The Company ended the first quarter of fiscal 2009 with cash, cash equivalents and marketable securities of $79.0 million and no debt compared with $87.9 million and no debt at the end of the fourth quarter of fiscal 2008. Net income and non-cash expenses for depreciation, amortization and stock compensation totaling $3.5 million was more than offset by higher accounts receivable relating to the timing of product shipments during the quarter. In addition, the Company repurchased 283,000 shares of its common stock during the quarter at a cost of $2.0 million under its previously disclosed stock buyback program.

Beginning with this year’s first quarter, the Company has realigned the financial reporting for its business segments to reflect the increasing importance and size of its portfolio of software products along with the growth of business and operations of the Company’s U.K. subsidiary, On Demand Group Ltd. (ODG). The Company’s new reporting segments are Software, which includes the Company’s Advertising, VOD, Middleware and Broadcast

software; Servers & Storage, which includes the Company’s VOD and Broadcast server product lines; and Media Services, which includes ODG. Financial results for this year’s first quarter along with comparably prepared financial results for last year’s first quarter are included with this release.

On a segment basis, total revenues in the first quarter from the Company’s Software segment was $30.1 million, which is $4.2 million or 16% higher than related revenues in the first quarter of last year. Year-over-year revenue growth in the Software segment was driven by increased SeaChange Axiom-related revenue for North American service providers and higher VOD software revenue for hospitality customers. The Servers and Storage segment generated $11.3 million in revenue for the first quarter of fiscal 2009, which is $2.7 million or 31% higher than revenue for the first quarter of fiscal 2008. This year-over-year increase in revenue was primarily the result of increased VOD server shipments to North American service providers, as well as higher Broadcast server revenue from Europe and Asia. Media Services revenue for this year’s first quarter of $4.0 million was $0.4 million or 8% lower than the first quarter of last year due primarily to lower ODG professional services revenue from certain Latin American customers.

“We are delighted that we have begun fiscal 2009 with a profitable first quarter which marks the third consecutive quarter of profitability for SeaChange,” commented Bill Styslinger, President & CEO, SeaChange International. “We are particularly encouraged by our solid top-line performance this quarter as historically the first quarter has generally been challenging. North American service provider spending for our VOD server and software products continues to be strong, driving gross margins to 50% for the quarter, the first time this level has been achieved in nearly two years.”

Styslinger continued, “We have also revised our financial reporting for our business segments this quarter into three separate business units focusing ostensibly on our hardware, software and media services product offerings. We made this change primarily to allow investors to better appreciate the magnitude of our Software business and its contribution to the overall financial performance of SeaChange. With over 60% of the Company’s revenue coming from our software products and services this quarter, SeaChange has clearly transformed itself into a leading software supplier to the growing digital television industry.”

Commenting on guidance for the remainder of fiscal 2009, Styslinger noted, “We expect that fiscal 2009 revenue will be approximately 10% higher than fiscal 2008 and that we will be profitable for the second quarter and full year for fiscal 2009. Our confidence stems from expected continued strong spending throughout fiscal 2009 by North America-based cable television companies, as well as cost containment relative to selling, general and administrative expenses.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; the performance of companies in which the Company has made equity investments, including Casa Systems; the ability of the Company to integrate businesses acquired by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any additional tax liabilities that the company may be subject to; and system errors, failures or disruptions.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2008. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

# # #

*SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

SeaChange International, Inc.

Condensed Consolidated Statement of Operations – Unaudited

(in thousands, except per share data)

	Three months ended
	April 30, 2008	April 30, 2007
Revenues	$45,384	$38,844
Cost of revenues	22,622	21,027

Gross profit	22,762	17,817

Operating expenses:
Research and development	10,476	10,337
Selling and marketing	6,423	5,785
General and administrative	5,111	4,903
Amortization of intangibles	396	797

	22,406	21,822

Income (loss) from operations	356	(4,005)
Interest income and gains on sales of marketable securities, net	695	467

Income (loss) before income taxes and equity income in earnings of affiliates	1,051	(3,538)
Income tax provision	(425)	(1,263)
Equity (loss) income in earnings of affiliates	(283)	218

Net income (loss)	$343	$(4,583)

Basic income (loss) per share	$0.01	$(0.16)

Diluted income (loss) per share	$0.01	$(0.16)

Weighted average common shares outstanding:
Basic	30,477	29,389
Diluted	30,817	29,389

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	April 30, 2008	January 31, 2008
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$52,147	$63,359
Marketable securities	20,065	19,266
Accounts receivable, net	48,579	35,743
Inventories, net	16,626	14,315
Prepaid expenses and other current assets	3,265	2,656

Total current assets	140,682	135,339
Property and equipment, net	27,491	28,066
Marketable securities	6,749	5,272
Investments in affiliates	13,227	12,668
Intangible assets, net	6,317	6,809
Goodwill	29,398	29,471
Other assets	322	271

Total assets	$224,186	$217,896

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,172	$9,636
Income taxes payable	585	1,625
Other accrued expenses	8,915	17,387
Customer deposits	1,152	1,259
Deferred revenues	24,685	19,103
Deferred tax liabilities	92	93

Total current liabilities	47,601	49,103
Distribution and losses in excess of investment	1,746	1,458
Deferred tax liabilities and income taxes payable	2,060	1,933

Total liabilities	51,407	52,494

Stockholders’ equity:
Common stock, $0.01 par value; 30,867,640 and 29,904,311 shares issued and outstanding at April 30, 2008 and January 31, 2008, respectively	312	299
Additional paid-in capital	200,920	191,627
Accumulated deficit	(28,404)	(28,747)
Accumulated other comprehensive gain	1,933	2,223
Treasury stock, at cost; shares 322,459 and 39,784 at April 30, 2008 and January 31, 2008, respectively	(1,982)	—

Total stockholders’ equity	172,779	165,402

Total liabilities and stockholders’ equity	$224,186	$217,896

SeaChange International, Inc.

Condensed Consolidated Operating Segments – Unaudited

(in thousands)

	Three months ended
	April 30, 2008	April 30, 2007
Software
Revenue:
Products	$19,153	$15,337
Services	10,910	10,491

Total revenue	30,063	25,828
Gross profit	16,496	14,087
Operating expenses:
Research and development	8,187	7,042
Selling and marketing	3,720	3,208
Amortization of intangibles	364	537

	12,271	10,787

Income from operations	$4,225	$3,300

Servers and Storage
Revenue:
Products	$7,841	$5,591
Services	3,466	3,042

Total revenue	11,307	8,633
Gross profit	5,599	3,096
Operating expenses:
Research and development	2,289	3,295
Selling and marketing	2,673	2,516

	4,962	5,811

Income (loss) from operations	$637	$(2,715)

Media Services
Service revenue	$4,014	$4,383
Gross profit	667	634
Operating expenses:
Selling and marketing	30	61
General and administrative	815	585
Amortization of intangibles	32	260

	877	906

Loss from operations	$(210)	$(272)

Unallocated Corporate
Operating expenses:
General and administrative	$4,296	$4,318

Total unallocated corporate expenses	$4,296	$4,318

Consolidated income (loss) from operations	$356	$(4,005)